Exhibit 4.20

PIC PUT OPTION AGREEMENT

between

PUBLIC INVESTMENT COMMISSIONERS

and

GFL MINING SERVICES LIMITED

and

GOLD FIELDS LIMITED

TABLE OF CONTENTS

1.	PARTIES	3
2.	DEFINITIONS AND INTERPRETATION	3
3.	INTRODUCTION	12
4.	CONDITIONS	13
5.	PUT OPTION	13
6.	PUT OPTION FEE	14
7.	COSTS, FEES AND EXPENSES	15
8.	REPRESENTATIONS AND WARRANTIES	16
9.	BREACH	16
10.	CESSION, DELEGATION AND ASSIGNMENT	17
11.	GUARANTEE	17
12.	CONFIDENTIALITY	20
13.	DOMICILIUM AND NOTICES	23
14.	MISCELLANEOUS	25
15.	GOVERNING LAW	27
16.	JURISDICTION	27
17.	SEVERABILITY	27

SCHEDULE 1 — DEED OF CESSION AND DELEGATION (TRANCHE B RIGHTS AND OBLIGATIONS)

1.	PARTIES

1.1	The Parties to this Agreement are:

1.1.1	PUBLIC INVESTMENT COMMISSIONERS;

1.1.2	GFL MINING SERVICES LIMITED

1.1.3	GOLD FIELDS LIMITED

1.2	The Parties agree as set out below.

2.	DEFINITIONS AND INTERPRETATION

In this Agreement, unless the context indicates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.1.1	“Agreement” - means this PIC Put Option Agreement and its Schedules, as amended from time to time;

2.1.2	“Business Day” - means any day (other than a Saturday, Sunday or an official public holiday in South Africa within the meaning of the Public Holiday Act No. 36 of 1994, as amended) on which banks generally are open for business in Johannesburg;

2.1.3	“GFL” - means Gold Fields Limited (Registration No. 1968/004880/06), a public company duly incorporated according to the company laws of South Africa;

2.1.4	“GFLMS” - means GFL Mining Services Limited (Registration No. 1997/019961/06), a public company duly incorporated according to the company laws of South Africa;

2.1.5	“Guaranteed Obligations” - means any and all sums, moneys, indebtedness, liabilities and obligations (whether now existing or hereafter arising, whether or not for the payment of money) which are from time to time due, owing, payable or incurred or expressed to be due, owing, payable or incurred from or by GFLMS under or arising from or in connection with this Agreement;

2.1.6	“Inter-Mezzanine Investors Agreement” - means the written agreement concluded or to be concluded amongst GFL, the Mezzanine Investors, Mezz SPV and the Mezz SPV Agent setting out the terms and conditions which are to apply as amongst the Mezzanine Investors as financiers of Mezz SPV;

2.1.7	“Mezzanine Investors” has the meaning ascribed to it in the Mezz SPV Loan Agreement, and “Mezzanine Investor” means, as the context requires, any one of them;

2.1.8	“Mezz SPV” - means Micawber 325 (Proprietary) Limited (Registration No. 2002/016188/07), a private company incorporated according to the company laws of South Africa,

2.1.9	“Mezz SPV Agent” - means the agent for Mezz SPV under, inter alia, the Inter-Mezzanine Investors Agreement;

2.1.10	“Mezz SPV Loan Agreement” - means the written agreement entitled “Mezz SPV Loan Agreement”, dated on or about the Signature Date between Mezz SPV, Mvela Gold and the Mezz SPV Agent;

2.1.11	“Mvela Gold” - Mvelaphanda Gold (Proprietary) Limited (Registration No.2003/013950/07), a private company duly incorporated according to the company laws of South Africa;

2.1.12	“Mvela Resources” - means Mvelaphanda Resources Limited (Registration No. 1980/001395/06), a public company duly incorporated according to the company laws of South Africa;

2.1.13	“Ordinary Shares” means one hundred and fifty ordinary shares in the issued share capital of Mezz SPV held by PIC;

2.1.14	“Parties” - means collectively, PIC, GFLMS, and GFL; and “Party” means, as the context requires, any one of them;

2.1.15	“PIC” - means Public Investment Commissioners, referred to in section 2 of the Public Investment Commissioners Act No. 45 of 1984, as amended;

2.1.16	“PIC Loan” - means collectively, the Tranche A Loan and the Tranche B Loan;

2.1.17	“PIC Loan Agreement” - means the written agreement entitled “Loan Agreement” to be concluded between PIC and Mezz SPV and pursuant to which PIC is to loan and advance an amount of ZAR 250 000 000 (Two Hundred and Fifty Million Rand) to Mezz SPV;

2.1.18	“PIC Loan Repayment Date” - means the Repayment Date as defined in the PIC Loan Agreement;

2.1.19	“Put Option” - means the put option granted in terms of clause 5.1

2.1.20	“Signature Date” - means the date of signature of this Agreement by the Party signing last in time;

2.1.21	“South Africa” - means the Republic of South Africa as constituted from time to time;

2.1.22	“Term” - means Term as defined in the PIC Loan Agreement;

2.1.23	“Tranche A Loan” - means the loan of R100 000 000 (One Hundred Million Rand) to be advanced by PIC to Mezz SPV in terms of, and designated as such in, the PIC Loan Agreement;

2.1.24	“Tranche B Loan” - means the loan of R150 000 000 (One Hundred and Fifty Million Rand) to be advanced by PIC to Mezz SPV in terms of, and designated as such in, the PIC Loan Agreement;

2.1.25	“Tranche B Outstanding Amount” - means at any point in time, that portion of the Tranche B Loan which has been advanced to, but has not yet been repaid to PIC by, Mezz SPV;

2.1.26	“Tranche B Outstanding Balance” - means the sum, from time to time, of-

2.1.26.1	the Tranche B Outstanding Amount; plus

2.1.26.2	any and all interest (if any) which has accrued on the Tranche B Loan in terms of the PIC Loan Agreement and is unpaid; plus

2.1.26.3	if payable in terms of the PIC Loan Agreement, the Breakage Costs (as defined in the PIC Loan Agreement) in relation to the Tranche B Loan;

2.1.27	“Tranche B Rights and Obligations” - means the rights and obligations of PIC under the PIC Loan Agreement to the extent to which they relate to the Tranche B Loan;

2.1.28	“Transaction Documents” - means the “Transaction Documents” as defined in the Mezz SPV Loan Agreement;

2.1.29	“Transaction Participant” - means Transaction Participant as defined in the Mezz SPV Loan Agreement.

2.2	Interpretation and Construction

2.2.1	Any reference in this Agreement to:

2.2.1.1	an “affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

2.2.1.2	an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;

2.2.1.3	“arm’s length” means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate holding company of such counterparty or an entity of which such counterparty or its ultimate holding company has direct or indirect control, or owns directly or indirectly more than 20% (twenty percent) of the share capital or similar rights of ownership;

2.2.1.4	“assets” includes properties, revenues and rights of every description;

2.2.1.5	“authorisations” mean any authorisation, consent, registration, filing, agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any authority (including, without limitation, any approvals required from the South African Reserve Bank in relation to any Transaction Document or any transaction contemplated under any Transaction Document);

2.2.1.6	“authority” means any government or governmental, administrative, fiscal or judicial authority, body, court, department, commission, tribunal, registry or any stated owned or controlled authority which principally performs governmental functions;

2.2.1.7	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.2.1.8	“control” means, in relation to any company or similar organisation or person, the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

2.2.1.8.1	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of that company or similar organisation or person; or

2.2.1.8.2	appoint or remove all, or the majority, of the directors or other equivalent officers of that company or similar organisation or person;

2.2.1.9	a “holding company” shall be construed in accordance with the Companies Act;

2.2.1.10	the words “including” and “in particular” are used by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any of the preceding words;

2.2.1.11	“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

2.2.1.12	“law” shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied) of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

2.2.1.13	a “month” means a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

2.2.1.13.1	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the directly preceding Business Day; and

2.2.1.13.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

2.2.1.14	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible;

2.2.1.15	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

2.2.1.16	a “regulation” means any regulation, rule, official directive, request or guideline (whether or not having the force of law but complied with generally) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

2.2.1.17	“repay” (or any derivative form of that word) includes “prepay” (or any derivative form of that word);

2.2.1.18	a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Schedule hereof;

2.2.1.19	a “subsidiary” shall be construed in accordance with the Companies Act.

2.3	Unless inconsistent with the context or save where the contrary is expressly indicated in this Agreement:

2.3.1	if any provision in a definition is a substantive provision conferring a right or imposing an obligation on either party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

2.3.2	where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall, subject to clause 2.3.3, be deemed to be the next succeeding Business Day;

2.3.3	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the preceding Business Day;

2.3.4	in the event that the day for performance of any obligation to be performed in terms of this Agreement (other than a payment obligation) should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day;

2.3.5	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.3.6	any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.3.7	except as expressly provided for in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

2.3.8	references to day/s, calendar month/s or year/s shall be construed as Gregorian calendar day/s, calendar month/s or year/s;

2.3.9	a reference to a Party includes that Party’s successors-in-title and permitted assigns;

2.3.10	where any Party is required to provide any consent or agree to the actions of any other Party, the request for such consent or agreement shall be in writing and such consent or agreement shall be in writing and shall not be unreasonably withheld or delayed.

2.3.11	The headings to the clauses and Schedules of this Agreement are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause or Schedule thereof.

2.3.12	Unless inconsistent with the context, an expression in this Agreement which denotes:

2.3.12.1	any one gender includes the other genders;

2.3.12.2	a natural person includes an artificial person and vice versa, and

2.3.12.3	the singular includes the plural and vice versa.

2.3.13	The Schedules to this Agreement form an integral part thereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such Schedules. To the extent that there is any conflict between the Schedules to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

2.3.14	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in any interpretation clause.

2.3.15	The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

2.3.16	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.3.17	This Agreement shall be binding on and enforceable by the administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns or liquidators, as the case may be.

2.3.18	The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.3.19	Where figures are referred to in numerals and in words in this Agreement, if there is any conflict between the two, the words shall prevail.

3.	INTRODUCTION

3.1	PIC has agreed to lend and advance an aggregate amount of R250 000 000 (Two Hundred and Fifty Million Rand) to Mezz SPV in terms of the PIC Loan Agreement.

This sum comprises the -

3.1.1	Tranche A Loan; and

3.1.2	Tranche B Loan.

3.2	This Agreement stipulates the terms and conditions on which PIC is granted the right and option, under certain circumstances, to cede and delegate to GFLMS its rights and obligations under the PIC Loan Agreement to the extent to which they relate to the Tranche B Loan, and, in the same indivisible transaction, to sell to GFLMS a pro rata portion of ordinary shares in the issued share capital of Mezz SPV.

4.	CONDITIONS

This Agreement shall be of no force or effect unless PIC has advanced the Tranche B Loan to Mezz SPV.

5.	PUT OPTION

5.1	GFLMS grants a Put Option to PIC, which accepts same, to cede and delegate to GFLMS all of the Tranche B Rights and Obligations and not some only, and, as part of the same indivisible transaction, to sell to GFLMS the Ordinary Shares.

5.2	The Put Option may be exercised by PIC on the PIC Loan Repayment Date if all or any part of the Tranche B Outstanding Balance is not paid to PIC on the PIC Loan Repayment Date and, unless written notice is given by PIC to GFLMS to the contrary before the PIC Loan Repayment Date, shall be deemed to have been exercised by PIC on the PIC Loan Repayment Date, if all or any part of the Tranche B Outstanding Balance is not paid to PIC on the PIC Loan Repayment Date.

5.3	If the Put Option is exercised or deemed to have been exercised by PIC in terms of clause 5.2, then the cession and delegation of the Tranche B Rights and Obligations and the sale of the Ordinary Shares that would result shall be subject to the following terms and conditions:

5.3.1	the aggregate purchase price for the Tranche B Rights and Obligations and the Ordinary Shares shall be equal to the Tranche B Outstanding Balance as at the PIC Loan Repayment Date plus the par value of the Ordinary Shares;

5.3.2	the effective date of the cession and delegation and the sale shall be the PIC Loan Repayment Date, and the effective time shall be immediately before the Tranche B Outstanding Balance became repayable to PIC, and the risk and benefit in and to the Tranche B Rights and Obligations and the Ordinary Shares shall pass to GFLMS on and with effect from that date and time;

5.3.3	completion of the cession and delegation and sale shall be effected at a meeting to be held at 14h00 on the 1st Business Day after the PIC Loan Repayment Date at the offices of the Mezz SPV Agent, or on such other date and at such other reasonable time and place as PIC may specify, at which meeting:

5.3.3.1	PIC shall deliver to GFLMS a written assignment of the Tranche B Rights and Obligations substantially in the form of the Deed of Cession and Delegation, attached hereto as Schedule 1; and

5.3.3.2	PIC shall deliver to GFLMS notarised copies of the PIC Loan Agreement and the Sponsor Support, Guarantee and Retention Agreement (as defined in the PIC Loan Agreement);

5.3.3.3	PIC shall deliver to GFLMS the share certificates for the Ordinary Shares and a duly executed blank transfer form in respect thereof.

5.3.3.4	GFLMS shall, against compliance by PIC with clauses 5.3.3.1, 5.3.3.2 and 5.3.3.3, pay the price set out in clause 5.3.1 to PIC, in cash and shall enter into the written agreement referred to in clause 5.3.3.1;.

5.4	Stamp duty (if any) payable on the cession and delegation of the Tranche B Rights and Obligations and the sale of the Ordinary Shares shall be borne and paid by GFLMS.

5.5	If, notwithstanding the effective time and date of the cession and delegation and the sale in terms of clause 5.3.2, PIC receives any repayment or benefit in respect of the Tranche B Rights and Obligations or the Ordinary Shares which will have been ceded and delegated and sold to GFLMS, PIC shall be obliged, provided the completion referred to in clause 5.3.3 shall have occurred, forthwith to account to GFLMS for same.

6.	PUT OPTION FEE

6.1	In consideration to GFLMS for the Put Option, PIC shall pay to GFLMS a single put option fee in an amount equal to the difference between the Tranche B Outstanding Balance as at the PIC Loan Repayment Date and the amount that the Tranche B Outstanding Balance would have been at the PIC Loan Repayment Date, had interest accrued in terms of the PIC Loan Agreement at rate of 10,5% (Ten comma Five Percent) (nominal annual compounded semi annually) for the Term, which amount includes VAT.

6.2	If the Put Option is not exercised nor deemed to have been exercised, the put option fee referred to in clause 6.1 shall be due and payable on the PIC Loan Repayment Date and shall be payable in cash by PIC into a bank account nominated in writing by GFLMS.

6.3	If the Put Option is exercised or deemed to have been exercised then the put option fee referred to in clause 6.1 shall be due and payable against completion of the cession and delegation and sale in terms of clause 5.3.3, and shall be set off against the amount referred to in clause 5.3.3.4 that will be owing by GFLMS to PIC.

7.	COSTS, FEES AND EXPENSES

7.1	Transaction Expenses

Costs and expenses in connection with:

7.1.1	the negotiation, preparation, printing and execution of:

7.1.1.1	this Agreement, and

7.1.1.2	any other Transaction Document executed after the Signature Date; and

7.1.2	any filing, notification, registration or recording in connection with any Transaction Document,

shall be settled in terms of the agreement set out in the letter from Mvela Resources to the Mezzanine Investors dated 3 December 2003.

8.	REPRESENTATIONS AND WARRANTIES

8.1	PIC warrants in favour of GFLMS that on the PIC Loan Repayment Date and the date on which the cession and delegation and sale is to be completed in terms of clause 5.3.3 -

8.1.1.1	it shall be entitled and able to give free and unencumbered title to the Tranche B Rights and Obligations and the Ordinary Shares, to GFLMS;

8.1.1.2	it shall be the sole owner of the Tranche B Rights and Obligations and the Ordinary Shares;

8.1.1.3	no other person shall have any right or interest in or to, or option or right of first refusal to acquire, whether present or future, all or any of the Tranche B Rights and Obligations and the Ordinary Shares.

8.2	GFLMS and GFL warrant in favour of PIC that, as at the Signature Date, no regulatory approvals relating to GFLMS or GFL are required in order for this Agreement and the implementation of the transactions contemplated herein to be lawful, valid and / or enforceable.

8.3	GFLMS and GFL warrant in favour of PIC that, if at any time, any regulatory approvals relating to GFLMS or GFL are required in order for this Agreement and the implementation of the transactions contemplated herein to be lawful, valid and / or enforceable, GFLMS or GFL shall, at their cost obtain all and any such approvals.

8.4	GFL warrants in favour of PIC that the obligations expressed to be assumed by GFL in this Agreement are legal, valid, binding and enforceable obligations and the entry into and performance by GFL of this Agreement do not conflict with any law applicable to it.

9.	BREACH

9.1	If GFLMS commits a breach of its obligations under clause 5.3.3.4 and if the breach in question is not remedied before the expiry of a period of 3 (three) days after PIC has given notice to GFLMS to remedy same, PIC shall be entitled either to cancel this Agreement on written notice or shall be entitled to exercise all the other remedies available to it as a result of the breach and which are consistent with the contract remaining in force, including specific performance (so far as permissible) and damages.

9.2	Nothing in clause 9.1 shall detract from PIC’s rights to proceed against GFL in respect of the Guaranteed Obligations under clause 11.

9.3	If PIC commits a breach of its obligations to GFLMS under this Agreement, GFLMS shall not be entitled to cancel this Agreement but shall be entitled to exercise all the other remedies available to it as a result of the breach and which are consistent with the contract remaining in force, including specific performance (so far as permissible) and damages.

10.	CESSION, DELEGATION AND ASSIGNMENT

10.1	Save as set out in clause 10.2, neither Party shall be entitled to cede, assign, transfer, encumber or delegate any of its rights, obligation and/or interest in, under or in terms of this Agreement to any third party without the prior written consent of the other Party.

10.2	If PIC cedes and delegates to any third party all or any of the Tranche B Rights and Obligations, it shall be entitled and obliged also to cede and delegate to such third party a pro rata portion of its rights and obligations under this Agreement.

11.	GUARANTEE

11.1	Guarantee

GFL hereby irrevocably and unconditionally:

11.1.1	guarantees to PIC the due and punctual payment and performance of the Guaranteed Obligations;

11.1.2	undertakes to PIC that if GFLMS should fail to pay when due for any reason, or timely perform, any of the Guaranteed Obligations, GFL shall on demand pay or perform to and in favour of PIC the Guaranteed Obligations then due for payment or performance;

11.1.3	indemnify PIC on demand against any loss, liability or cost suffered by PIC if any obligation guaranteed by GFL is or becomes unenforceable, invalid or illegal. The amount of that loss, liability or cost shall be equal to the amount which PIC would otherwise have been entitled to recover but for any such unenforceability, invalidity or illegality.

11.2	Term of Guarantee

This Guarantee shall be a continuing Guarantee and shall commence on the date on which this Agreement becomes effective and shall remain in operation until all of the Guaranteed Obligations have been fully and irrevocably discharged.

11.3	Special Provisions

11.3.1	All admissions and acknowledgements of indebtedness by GFLMS pursuant to this Agreement and the Guaranteed Obligations shall bind GFL.

11.3.2	The guarantee granted in this clause (“this Guarantee”) is in addition to, and does not prejudice, nor is it prejudiced by, any other security nor or hereafter held by PIC in relation to the Guaranteed Obligations, nor is it conditional upon other security being held by PIC.

11.3.3	Subject to the provisions of clause 14.3, PIC may, without prejudice to its rights in terms of this Guarantee and without notice to, or consent from GFL grant any indulgence, give extension of time or make any other concession to, or compound or make any other arrangement with GFLMS. The liability of GFL shall not be affected by such indulgences, extensions of time, concessions, compounding or arrangements, or by any dealing which, but for the provisions of this clause 11.3.3 might operate as a discharge of GFL from the whole or any part of its obligations under this Guarantee.

11.3.4	If the Guaranteed Obligations are amended or varied in any manner whatsoever, this Guarantee shall apply in respect of the Guaranteed Obligations as amended or varied.

11.3.5	If any payment having the effect of reducing or discharging the liability of GFL under this Guarantee is set aside or reversed or refunded for any reason, GFL will remain liable to PIC in terms of this Guarantee for the discharge of any obligation arising from or revived by the occurrence of any such event, even if it takes place after the termination of GFL’s liability in terms of this Guarantee in other respects.

11.3.6	Notwithstanding any indication to the contrary herein, this Guarantee does not constitute a suretyship and is and shall be construed as a primary undertaking giving rise to a principal obligation by GFL to PIC.

11.3.7	Neither the obligations of GFL herein contained nor the rights, powers and remedies conferred upon PIC in respect of GFL shall be discharged, impaired or otherwise affected by:

11.3.7.1	the winding-up, dissolution, administration or reorganisation of GFLMS or any change in GFLMS’ status, function, control or ownership;

11.3.7.2	any of the Guaranteed Obligations or any security granted by GFLMS or any other person in respect of the Guaranteed Obligations being or becoming illegal, invalid, unenforceable or ineffective in any respect;

11.3.7.3	time or other indulgence being granted or agreed to be granted to GFLMS by PIC in respect of the Guaranteed Obligations or under any security in respect of the Guaranteed Obligations;

11.3.7.4	any amendment to, or any variation, waiver or release of, any of the Guaranteed Obligations or any security in respect thereof;

11.3.7.5	any failure to take, or fully to take, any security now or hereafter agreed to be taken in relation to the Guaranteed Obligations;

11.3.7.6	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Guaranteed Obligations; or

11.3.7.7	any other act, event or omission which, but for this clause 11.3.7, might operate to discharge, impair or otherwise affect any of the obligations of GFL in terms of this Guarantee or any of the rights, powers or remedies conferred upon PIC by law.

11.3.8	PIC shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of GFL hereby or by law:

11.3.8.1	to make any demand of GFLMS;

11.3.8.2	to take any action or obtain judgement in any court against GFLMS;

11.3.8.3	to make or file any claim or proof in a winding-up or dissolution of GFLMS; or

11.3.8.4	to enforce or seek to enforce any security taken in respect of any of the Guaranteed Obligations.

11.3.9	GFL shall not be entitled to raise the defences and exceptions of no value received, non numeratae pecuiniae, non causa debiti, errore calculi and revision of account, the full force, meaning and effect whereof GFL declares itself to be acquainted and the benefits of which GFL hereby renounces.

12.	CONFIDENTIALITY

12.1	Without the prior written consent of the other Parties, each Party will keep confidential and will not disclose to any person:

12.1.1	the details of any document, the details of the negotiations leading to any document, and the information handed over to such Party during the course of negotiations, as well as the details of all the transactions or Agreements contemplated in any document; and

12.1.2	all information relating to the business or the operations and affairs of the Parties (together “Confidential Information”).

12.2	The Parties agree to keep all Confidential Information confidential and to disclose it only to their officers, directors, employees, consultants, shareholders, professional advisers and any person to whom the Parties wish to cede any or their respective rights or delegate any of their respective obligations under any of the Transaction Documents who:

12.2.1	have a need to know (and then only to the extent that each such person has a need to know);

12.2.2	are aware of the disclosing Party’s undertaking in relation to such information in terms of this Agreement; and

12.2.3	have been directed by the disclosing Party to keep the Confidential Information confidential and have undertaken to keep the Confidential Information confidential. Furthermore, if any Party so requires, the disclosing Party shall procure that each of its employees to whom such disclosure is made, provides a written undertaking of confidentiality to the requesting Party, on terms which meet with that Party’s reasonable satisfaction.

12.3	The obligations of the Parties in relation to the maintenance and non-disclosure of Confidential Information in terms of this Agreement do not extend to disclosures:

12.3.1	of information that is disclosed to the receiving Party in terms of this Agreement but at the time of such disclosure such information is known to be in the lawful possession or control of that Party and not subject to an obligation of confidentiality; or

12.3.2	of information that is or becomes public knowledge, otherwise than pursuant to a breach of this Agreement by the Party who received such Confidential Information; or

12.3.3	required by the provisions of any law, statute or regulation or during any court proceedings, or by the rules or regulations of any recognised stock exchange to be disclosed and subject to the provisions of clause 12.4, the Party required to make the disclosure has taken all reasonable steps to limit, as far as reasonably possible, the extent of such disclosure and has consulted with the other Party prior to making such disclosure; or

12.3.4	generally to professional advisors who are either under a duty to maintain the privilege of such Confidential Information or who have agreed to keep such Confidential Information confidential; or

12.3.5	of information that if disclosed in writing, is not clearly marked “confidential” and, if disclosed orally, is not disclosed subject to an oral notification at the time of disclosure that such information is confidential and is confirmed in writing within 10 (ten) days.

12.4	Before any announcement or statement relating to Confidential Information only is made as required by any law, statute or regulation, or the rules or regulations of any recognised stock exchange, the Parties shall use their reasonable endeavours to provide the other Party with a written draft of the proposed announcement or statement at least 48 (forty eight) hours before the proposed time of the announcement and the Parties shall also use their reasonable endeavours to agree the wording and timing of all public announcements and statements relating to Confidential Information. If a written draft of the proposed announcement cannot be provided to the other Party or agreement cannot be reached, by the time that any such announcement or statement must be made, the Party in question shall be free to make the relevant announcement or statement notwithstanding that such agreement has not been reached, but in so doing it shall not disclose more than the minimum information that it is compelled to disclose. Copies of any public announcement or statement shall be given to the other Party in the most expeditious manner reasonably available.

13.	DOMICILIUM AND NOTICES

13.1	Notices

13.1.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with this Agreement to which they are a party, may be addressed.

13.1.1.1	PIC physical facsimile - email: marked: “Attention:	PIC Building Glen Field Office Park Oberon Avenue Faerie Glen 0043 (012) 369-3400 Tshepo.Mahloele@picco.co.za Head of the Corporate Finance Department: Tshepo Mahloele”

13.1.1.2	GFL physical facsimile email marked: “Attention:	24 St Andrews Road Parktown Johannesburg (011) 484-0626 cain.farrell@goldfields.co.za The Company Secretary”

13.1.1.3	GFLMS physical facsimile email marked: “Attention:	24 St Andrews Road Parktown Johannesburg (011) 484-0626 cain.farrell@goldfields.co.za The Company Secretary”

13.1.2	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax.

13.1.3	Any Party may by written notice to the other Parties change its chosen address, e-mail address and/or telefax number for the purposes of clause 13.1.1 to any other address, e-mail address and/or telefax number, provided that the change shall become effective on the fourteenth day after the receipt of the notice by the addressee.

13.1.4	Any notice given in terms of this Agreement shall:

13.1.4.1	if sent by a courier service, be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

13.1.4.2	if delivered by hand, be deemed to have been received by the addressee on the date of delivery;

13.1.4.3	if transmitted by facsimile, be deemed to have been received by the addressee on the first Business Day after the date of transmission, unless the contrary is proved.

13.1.5	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

13.2	Domicilia

13.2.1	Each of the Parties chooses its address referred to in clause 13.1 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

13.2.2	Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to clause 13.1.4 and 13.1.5, as the case may be.

14.	MISCELLANEOUS

14.1	Sole Agreement

This Agreement constitutes the sole record of the agreement between the Parties in regard to the subject matter hereof.

14.2	No Implied Terms

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in this Agreement.

14.3	No Variation

No addition to, amendment to, variation or consensual cancellation of this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

14.4	Extensions and Waivers

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of this Agreement.

14.5	Further Assurances

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement, including the obtaining of any regulatory approvals that may be required by law.

14.6	Waiver of Defences

The provisions of this Agreement will not be affected by an act, omission, matter or thing which, but for this clause 14.6, would reduce, release or prejudice the subordination and priorities in this Agreement including:

14.6.1	any time, waiver or consent granted to, or composition with any person;

14.6.2	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of Mezz SPV, or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

14.6.3	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

14.6.4	any amendment (however fundamental) or replacement of a Transaction Document or any other document or security;

14.6.5	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

14.6.6	any intermediate payment or discharge of any of the Liabilities in whole or in part.

14.7	Independent Advice

Each of the Parties acknowledges that they have been free to secure independent legal and other advice as to the nature and effect of all of the provisions of this Agreement and that they have either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Parties acknowledges that all of the provisions of this Agreement and the restrictions therein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with this Agreement.

14.8	Counterparts

This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

15.	GOVERNING LAW

This agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the laws of South Africa which are applicable to agreements executed and wholly-performed within South Africa.

16.	JURISDICTION

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa (or any successor to that division) in regard to all matters arising from this Agreement.

17.	SEVERABILITY

Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force but provided always that the overall commercial intent and purpose of the transaction constituted by the Transaction Documents is preserved notwithstanding the severance of such provision(s).

SIGNED at SANDTON on this the 13TH day of FEBRUARY 2004.

For and on behalf of
PUBLIC INVESTMENT COMMISSIONERS

Name:
Capacity: Who warrants his authority hereto

SIGNED at SANDTON on this the 13th day of FEBRUARY 2004.

For and on behalf of
GOLD FIELDS LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at SANDTON on this the 13TH day of FEBRUARY 2004.

For and on behalf of
GFL MINING SERVICES LIMITED

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 1

DEED OF CESSION AND DELEGATION

between

PUBLIC INVESTMENT COMMISSIONERS
(“PIC”)

and

GFL MINING SERVICES LIMITED
(“GFLMS”)

1.	We refer to the written agreement entitled PIC Put Option Agreement dated [ 2004], between PIC, GFLMS and GFL (“the Put Option Agreement”).

2.	All words and expressions in this deed shall unless otherwise defined or the context clearly indicates otherwise, bear the meaning given to such words and expressions in the Put Option Agreement.

3.	Pursuant to the Put Option Agreement, PIC hereby cedes and delegates to GFLMS, with effect from the time and date specified therefore in the Put Option Agreement; all of the Tranche B Rights and Obligations.

4.	GFLMS hereby accepts the cession and delegation referred to in paragraph 3 above.

SIGNED at __________ on this the _________ day of _______ 2004.

For and on behalf of
PUBLIC INVESTMENT COMMISSIONERS

Name:
Capacity:
Who warrants his authority hereto

SIGNED at __________ on this the _________ day of _______ 2004.

For and on behalf of
GFL MINING SERVICES LIMITED

Name:
Capacity:
Who warrants his authority hereto